UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 1, 2013

GSE Holding, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-35382	77-0619069
(Commission File Number)	(IRS Employer Identification No.)

19103 Gundle Road, Houston, TX	77073
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (281) 443-8564

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Mark Arnold

Effective as of July 1, 2013, Mark C. Arnold resigned as President and Chief Executive Officer and as a member of the Board of Directors of GSE Holding, Inc. (the “Company”).  Mr. Arnold has not expressed any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Upon execution of a general release in favor of the Company, Mr. Arnold will receive severance in an amount equal to Mr. Arnold’s annual base salary as in effect on July 1, 2013, payable in equal installments over a period of twelve (12) month period in accordance with the Company’s normal payroll practices.  In addition, Mr. Arnold will be entitled to participate in the Company’s group medical benefits plan for twelve months, with premiums paid by Mr. Arnold.

Appointment of Charles Sorrentino

Effective as of July 1, 2013, the Board appointed Charles A. Sorrentino, a current member of the Board, to serve as the Interim President and Chief Executive Officer of the Company. The Board will immediately commence a search to hire a permanent President and Chief Executive Officer.  Detailed biographical information for Mr. Sorrentino, who currently serves as a director of the Company, is described in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 5, 2013.

In connection with the appointment of Mr. Sorrentino as its Interim President and Chief Executive Officer, the Company entered into an offer letter agreement with Mr. Sorrentino.  The letter agreement provides for “at will” employment with a monthly salary of $186,000 and an award of options to purchase 25,000 shares of common stock.  While serving as Interim President and Chief Executive Officer, Mr. Sorrentino shall not receive compensation for his service as a director other than reimbursement for all reasonable out-of-pocket expenses incurred in connection with his service as a member of the Board.

Immediately prior to his appointment as the Company's Interim President and Chief Executive Officer, Mr. Sorrentino was the Chair of the Company's Nominating and Corporate Governance Committee, and also a member of the Company's Audit Committee and Compensation Committee. However, as a result of his new duties, he has ceased to be independent under New York Stock Exchange (“NYSE”) listing standards for director independence. Accordingly, the Board has appointed Michael G. Evans to succeed him as the Chair of the Nominating and Corporate Governance Committee.

Mr. Sorrentino retired on January 1, 2012 from Houston Wire & Cable Company, a public company traded on the NASDAQ, where he served as President and Chief Executive Officer for nearly 14 years.  He has more than 30 years of general management experience which bridges the manufacturing, distribution, and construction industries. He is a two-time finalist for the Ernst and Young Entrepreneur of the Year award and holds a BS in Mechanical Engineering from Southern Illinois University and an MBA from the University of Chicago.

Board Committees

As a result of these changes, the Committees of the Board now consist of the following directors:

Audit Committee

Richard E. Goodrich, Chairman

Michael G. Evans

Craig A. Steinke

Compensation Committee

Craig A. Steinke, Chairman

Michael G. Evans

Richard E. Goodrich

Robert C. Griffin

Nominating and Governance Committee

Michael G. Evans, Chairman

Richard E. Goodrich

Robert C. Griffin

Each of the members of these Committees has been determined by the Board of Directors to be an independent director in accordance with NYSE listing standards.

A copy of the Company’s July 1, 2013 press release announcing Mr. Arnold’s leaving the Company and the appointment of Mr. Sorrentino as the Interim President and Chief Executive Officer of the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release of GSE Holding, Inc., dated July 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2013
GSE HOLDING, INC.

/s/ Mark A. Whitney
By: Mark A. Whitney
Title: Vice President, General Counsel & Secretary